As filed with the Securities and Exchange Commission on March 31, 2017
Registration No. 333-_________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
the Securities Act of 1933

KULICKE AND SOFFA INDUSTRIES, INC.
(Exact Name of Registrant as Specified in Its Charter)

Pennsylvania	23-1498399
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

23A Serangoon North, Avenue 5, #01-01 K&S Corporate Headquarters, Singapore	554369
(Address of Principal Executive Offices)	(Zip Code)

2017 Equity Plan
(Full Title of the Plan)

Lester A. Wong
Senior Vice President & General Counsel
Kulicke and Soffa Industries, Inc.
23A Serangoon North, Avenue 5, #01-01
K&S Corporate Headquarters
Singapore 554369
(Name and Address of Agent for Service)
(215) 784-6000
(Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒		Accelerated filer [ ]
Non-accelerated filer [ ]	(Do not check if a smaller reporting company)	Smaller reporting company [ ]

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)
Common Stock, no par value	3,100,000	$20.00	$62,000,000	$7,185.80

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement also covers such additional shares as may hereinafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, reverse stock splits, split-ups, reclassifications or other similar events effected without the receipt of consideration.

(2)
Estimated pursuant to Rule 457(c) and (h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee, based upon the average of the high and low prices of the Common Stock reported on The NASDAQ Stock Market on March 27, 2017.

EXPLANATORY NOTE
This Registration Statement on Form S-8 is being filed for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), an aggregate 3,100,000 shares of the Common Stock, no par value, of Kulicke and Soffa, Inc. (the “Registrant”), to be issued upon exercise or vesting of performance share units, restricted stock, restricted share units, incentive stock options, nonqualified stock options, stock appreciation rights and non-employee director stock grants granted to employees and non-employee directors of the Registrant pursuant to the Registrant’s 2017 Equity Plan (the “New Plan”). On January 11, 2017, the board of directors of the Registrant approved the adoption of the New Plan subject to approval of the Registrant’s shareholders. The Registrant’s shareholders subsequently approved the New Plan at the Registrant’s annual meeting of shareholders on March 14, 2017 (the “Effective Date”).

The New Plan provides that, in addition to the shares being registered pursuant to this Registration Statement, the following are available for awards under the New Plan: (i) any shares that remained available for grant under the Registrant’s 2009 Equity Plan (the “Prior Plan”); and (ii) any shares that were previously outstanding under the Prior Plan that are terminated, canceled, surrendered or forfeited after the Effective Date of the New Plan (collectively, the “Carryover Shares”). The Carryover Shares were previously registered by the Registrant under its 2009 Equity Plan on Form S-8, filed with the Securities and Exchange Commission (the “Commission”) on June 16, 2009 (Registration No. 333-160010) (the “Prior Registration Statement”). A post-effective amendment to the Prior Registration Statement, to disclose a material change in the plan of distribution of the Carryover Shares as a result of the adoption of the New Plan, is being filed contemporaneously with the filing of this Registration Statement.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The documents containing the information specified in Part I of Form S-8 will be sent or given to employees and non-employee directors as specified by Rule 428(b)(1) of the Securities Act. Such documents need not be filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.
The following documents filed with the Commission by the Registrant are incorporated by reference in this Registration Statement and made a part hereof:

1.
The Registrant’s Annual Report on Form 10-K for the year ended October 1, 2016, including the information specifically incorporated by reference into the Annual Report on Form 10-K from the Registrant’s Definitive Proxy Statement for the 2017 Annual Meeting of Shareholders;

2.	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2016;

3.	The Registrant’s Current Reports on Form 8-K filed on October 3, 2016, January 17, 2017, and March 15, 2017; and

4.
The description of Registrant’s Common Stock contained in the Registrant’s registration statement on Form 8-A12G/A filed on July 17, 2000, including any and all amendments and reports filed for the purpose of updating that description.

All documents and reports filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) after the date of this Registration Statement and prior to the filing of a post-effective amendment hereto which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified shall not be deemed to constitute a part of the Registration Statement except as so modified and any statement so superseded shall not be deemed to constitute a part of this Registration Statement.

Item 4.	Description of Securities.
Not Applicable.

Item 5.	Interests of Named Experts and Counsel.
Not Applicable.

Item 6.	Indemnification of Directors and Officers.
The Registrant’s by-laws require it to indemnify any person who is or was a party or witness in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including without limitation one brought by or in the right of the Registrant, by reason of the fact that he or she is or was a director or officer of the Registrant or is or was serving while a director or officer at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such proceeding, except to the extent such indemnification is prohibited by applicable law. The Registrant’s by-laws provide that such persons are automatically entitled to advances from the Registrant for the payment of certain expenses incurred by such persons upon receipt of an undertaking by or on behalf of the person to repay such advances if it is ultimately determined that the person is not entitled to indemnification by the Registrant. Notwithstanding anything to the contrary, the Registrant is not obligated to indemnify any person or advance expenses with respect to any action, suit or proceeding commenced by the person, other than mandatory counterclaims and affirmative defenses. The Registrant may indemnify employees and agents of the Registrant, and advance expenses to them, on the same basis as provided in the by-laws for directors and officers, as the board of directors of the Registrant may from time to time determine or authorize.
In addition, the Registrant has entered into separate indemnification with its directors and executive officers. These agreements generally provide, among other things, that the Registrant will indemnify the applicable director or officer, except as expressly prohibited by the laws of the Commonwealth of Pennsylvania, against any and all damages, losses, liabilities, settlements, and all other costs and expenses incurred in connection with any threatened, pending or completed claim or proceeding, whether brought by or in the right of the Registrant or by third parties (subject to certain exceptions set forth in the Indemnification Agreement), to the extent such amounts are related to acts, omissions, events or occurrences that arise from or are related to the fact that the director or officer is or was a director of the Registrant or any subsidiary of the Registrant, or is or was serving at the request or for the benefit of the Registrant. Subject to certain limitations, the indemnification agreements provide for the advancement of expenses incurred by the director or officer in connection with the proceedings described above. The indemnification agreements do not exclude any other rights to indemnification or advancement of expenses to which the director or officer may be entitled.

Item 7.	Exemption from Registration Claimed.
Not Applicable.

Item 8.	Exhibits.

Exhibit No.	Description of Exhibit
4.1
Kulicke and Soffa Industries, Inc.’s Form of Amended and Restated Articles of Incorporation, filed as Exhibit 3(i) to the Registrant’s Annual Report on Form 10-K for the fiscal year ended September 29, 2007 (SEC file number 000-00121) is incorporated herein by reference.

4.2
Kulicke and Soffa Industries, Inc.’s Amended and Restated By-Laws, dated October 22, 2015, filed as Exhibit 3(ii) to the Registrant’s Current Report on Form 8-K dated October 22, 2015 is incorporated herein by reference.

4.3	2017 Equity Plan.
5.1	Opinion of Drinker Biddle & Reath LLP.
23.1	Consent of Drinker Biddle & Reath LLP with respect to the 2017 Equity Plan (included as part of Exhibit 5.1 hereto).
23.2	Consent of PricewaterhouseCoopers LLP.

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2)That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offering herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Country of Singapore on this 31st day of March, 2017.

KULICKE AND SOFFA INDUSTRIES, INC.
By:	/s/ Fusen Chen
Fusen Chen President and Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Registration Statement has been signed below by the following persons in the capacities indicated and on March 31, 2017.

NAME	CAPACITY
/s/ Fusen Chen Fusen Chen	President and Chief Executive Officer and Director (principal executive officer)
/s/ Jonathan Chou Jonathan Chou	Executive Vice President and Chief Financial Officer (principal financial officer and principal accounting officer)
/s/ Garrett E. Pierce Garrett E. Pierce	Director
/s/ Brian R. Bachman Brian R. Bachman	Director
/s/ Chin Hu Lim Chin Hu Lim	Director
/s/ Gregory F. Milzcik Gregory F. Milzcik	Director
/s/ Mui Sung Yeo Mui Sung Yeo	Director
/s/ Peter T. Kong Peter T. Kong	Director
EXHIBIT INDEX

Exhibit No.	Description of Exhibit
4.1
Kulicke and Soffa Industries, Inc.’s Form of Amended and Restated Articles of Incorporation, filed as Exhibit 3(i) to the Registrant’s Annual Report on Form 10-K for the fiscal year ended September 29, 2007 (SEC file number 000-00121) is incorporated herein by reference.

4.2
Kulicke and Soffa Industries, Inc.’s Amended and Restated By-Laws, dated October 22, 2015, filed as Exhibit 3(ii) to the Registrant’s Current Report on Form 8-K dated October 22, 2015 is incorporated herein by reference.

4.3	2017 Equity Plan.
5.1	Opinion of Drinker Biddle & Reath LLP.
23.1	Consent of Drinker Biddle & Reath LLP with respect to the 2017 Equity Plan (included as part of Exhibit 5.1 hereto).
23.2	Consent of PricewaterhouseCoopers LLP.